Company Contact:
Mary C. Adams, Chief
Administrative Officer
310-342-2229
maryadams@learningtree.com

LEARNING TREE ANNOUNCES REVENUES AND EARNINGS

FOR ITS FOURTH QUARTER AND FISCAL YEAR

LOS ANGELES, CA—November 20, 2003—Learning Tree International, Inc. (NASDAQ NM: LTRE) announced today revenues and earnings for its fourth quarter and fiscal year ended September 30, 2003.

Revenues for the quarter ended September 30, 2003 were $36.0 million compared with $41.3 million for the same quarter of the prior year. Income from operations for the quarter was $0.8 million compared with $1.7 million for the same quarter of the prior year. Net income for the quarter was $1.4 million compared to $1.3 million for the same quarter of the prior year. Net income per diluted share for the fourth quarter was $0.08 compared with $0.07 for the same quarter of the prior year.

Revenues for Learning Tree’s fiscal year ended September 30, 2003 were $151.9 million compared with $174.2 million for the fiscal year ended September 30, 2002. Income from operations for the fiscal year ended September 30, 2003 was $4.8 million compared with $9.8 million for the prior year. Net income for the fiscal year ended September 30, 2003 was $5.2 million compared with $7.9 million for the prior year. Net income per diluted share for the fiscal year ended September 30, 2003 was $0.30 compared with $0.42 for the prior year.

Learning Tree also announced that, consistent with its previously announced plan, Chief Operating Officer Nicholas R. Schacht has been elected President and Chief Operating Officer, and Eric R. Garen has assumed the post of Vice Chairman of the Board.

Learning Tree International is a leading worldwide provider of vendor independent education and training to information technology professionals and managers in business and government organizations. The Company develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, management and key business skills. The Company also tests and certifies IT professionals, and Learning Tree courses are recommended for college credit by the American Council on Education and are accepted for college credit at the University of Phoenix. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE, or visit us on the World Wide Web at: http://www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are “forward-looking statements.” All plans, projections, and future estimates are forward-looking statements, which in some, but not all, cases, are identified by words such as “anticipate,” “estimate,” “project,” “believe,” “expect” and similar expressions. Please do not put undue reliance on forward-looking statements. Forward-looking statements are based on certain factors and assumptions about future risks and uncertainties. Many, but not all, of these factors and assumptions are identified in Exhibit 99, “Risk Factors” to Learning Tree International, Inc.’s Annual Report on Form 10-K (“Exhibit 99”). Although Learning Tree believes that the assumptions are reasonable, it is likely that at least some of the forward looking statements will not come true. Accordingly, Learning Tree’s actual results will differ from those suggested by any forward-looking statement, and those differences could be material. Factors that could cause or contribute to such differences include, among others, those factors included in Exhibit 99 as well as those discussed in other places in Learning Tree’s filings with the Securities and Exchange Commission. For example, actual results could differ materially from those projected as a result of Learning Tree’s dependence on the timely development, introduction and customer acceptance of courses and products; risks in technology development and introduction; risks associated with the introduction of e-learning by Learning Tree’s competitors; the impact of competition and pricing pressures; Learning Tree’s ability to attract and retain key management and other personnel; risks associated with international operations, including currency fluctuations; the effect of changing economic conditions; Learning Tree’s ability to maintain its current operating margins; the effect of adverse weather conditions, strikes, acts of war or terrorism, and other external events. Should one or more of these risks, or any other risk, materialize, or should one or more of the underlying assumptions prove to be incorrect, Learning Tree’s actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking information will in fact prove to be correct. Learning Tree does not undertake any obligation to update forward-looking statements.

- tables follow -

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended September 30		Fiscal Year Ended September 30
	(Unaudited)
	2003	2002	2003	2002
Revenues	$35,977	$41,321	$151,897	$174,161
Cost of revenues	17,094	19,931	72,389	79,392

Gross profit	18,883	21,390	79,508	94,769

Operating expenses:
Course development	1,849	2,223	7,897	9,319
Sales and marketing	11,163	11,299	43,781	50,251
General and administrative	5,120	6,148	23,014	25,426

Total operating expenses	18,132	19,670	74,692	84,996

Income from operations	751	1,720	4,816	9,773
Other income (expense)	527	364	2,315	2,467

Income before provision for income taxes	1,278	2,084	7,131	12,240
Provision (benefit) for income taxes	(108)	740	1,970	4,345

Net income	$1,386	$1,344	$5,161	$7,895

Earnings per common share	$0.08	$0.07	$0.30	$0.42

Earnings per common share assuming dilution	$0.08	$0.07	$0.30	$0.42

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	September 30, 2003	September 30, 2002
Cash, cash equivalents and short-term investments	$86,711	$96,897
Accounts receivable	11,779	11,522
Prepaid taxes and other expenses	10,832	11,992

Total current assets	109,322	120,411
Equipment, long-term investments and other	31,587	33,607

Total assets	$140,909	$154,018

Accounts payable and accrued liabilities	$19,004	$18,688
Deferred revenue	50,082	55,868

Total current liabilities	69,086	74,556
Other	2,843	2,732

Total liabilities	71,929	77,288

Stockholders’ equity	68,980	76,730

Total liabilities and stockholders’ equity	$140,909	$154,018

2